EXHIBIT 99.1

The CATO Corporation

                                             NEWS RELEASE

FOR IMMEDIATE RELEASE

                         CEO Approval ________

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS 4Q AND FULL-YEAR EARNINGS

Charlotte, N.C., (March 21, 2019) – The Cato Corporation (NYSE: CATO) today reported earnings for the fourth quarter and year ended February 2, 2019.  For the fourth quarter, the Company reported a net loss of $3.2 million, or a loss of $0.13 per diluted share, compared to a net loss of $15.5 million or a loss of $0.62 per diluted share for the prior fourth quarter ended February 3, 2018.  Full-year fiscal 2018 net income was $30.5 million or $1.23 per diluted share compared to $8.5 million or $0.34 per diluted share for 2017.  For the year, net income increased 257% and earnings per diluted share increased 262% from the prior year. The fiscal year ended February 2, 2019 contains 52 weeks versus 53 weeks in the fiscal year ended February 3, 2018.

Sales for fiscal fourth quarter ended February 2, 2019 were $190.4 million, a decrease of 10% from sales of $211.1 million for the fourth quarter ended February 3, 2018.  On a comparable 13-week basis, total sales for the quarter decreased 3% and same-store sales decreased 2% from last year. For the year, the Company's sales decreased 3% to $821.2 million from 2017 sales of $842.0 million.  On a comparable 52-week basis, total sales for the fiscal year ended February 2, 2019 decreased 1% and same-store sales were flat to last year.

"We took corrective actions over the last 18 months to refine our merchandise and overall we feel the business stabilized in 2018,” said John Cato, Chairman, President and Chief Executive Officer. “Due to the improved merchandise and strong inventory control we were able to increase gross margin and deliver higher profits.”

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

Fourth-quarter gross margin increased to 33.1% of sales from 32.9% of sales in 2017 due primarily to improved merchandise margins offset by higher buying and occupancy costs.  Selling, general and administrative expenses were 34.7% of sales, compared to 36.2% in the prior year.  SG&A costs as a percent of sales were lower primarily due to decreased store impairment charges offset by higher incentive compensation.  Income tax for the quarter was a benefit of $0.3 million compared to an expense of $7.7 million last year.  The change in tax expense is primarily due to one-time expenses incurred with the “Tax Cuts and Jobs Act of 2017” enactment in the prior year.

For 2018, gross margin increased to 36.4% of sales from 34.3% of sales in 2017 due to increased merchandise margins.  Selling, general and administrative expenses increased to 32.0% of sales compared to 31.6% in the prior year.  The selling, general and administrative expense increase was primarily due to increased incentive compensation offset by decreased store impairment charges.  Income tax for the year was an expense of $2.6 million compared to an expense of $7.4 million last year.  The change in tax expense is primarily due to one-time expenses incurred with the “Tax Cuts and Jobs Act of 2017” enactment in the prior year offset by higher earnings.

"Cato continues to maintain a strong balance sheet, with approximately $210 million in cash and short-term investments and no debt," Mr. Cato said.  During 2018, the Company returned $45.9 million to shareholders through dividends of $32.6 million and share repurchases of $13.3 million.  The Company maintained its quarterly dividend of $0.33 per share, or $1.32 over the year.  For the fiscal year ended February 2, 2019, the Company relocated one store and closed 40 stores.  As of February 2, 2019, the Company operated 1,311 stores in 31 states.

2019 Outlook

“For 2019, the Company will continue to focus on improving our merchandise offering and increasing sales through our existing stores and ecommerce.” Mr. Cato said.  “While the apparel retail environment remains volatile and  in transition with retailers still being overstored and customer shopping patterns and preferences still changing, we will continue to manage inventory tightly to ensure profitability."

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

The Company's estimates for 2019 reflect the following assumptions:

•        The Company plans to open 12 stores during the year.

•        The Company anticipates closing up to 50 stores by year-end as leases expire with minimal financial impact.

•        Capital expenditures are projected to be approximately $13 million for store development and continued investments in technology.

•        Depreciation is expected to be approximately $15 million for the year.

•      The effective tax rate is expected to be approximately 13%.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

# # #

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED FEBRUARY 2, 2019 AND FEBRUARY 3, 2018

(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended

	February 2,	%	February 3,	%	February 2,	%	February 3,	%
	2019	Sales	2018	Sales	2019	Sales	2018	Sales

REVENUES
Retail sales	$190,348	100.0%	$210,948	100.0%	$821,113	100.0%	$841,997	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,087	1.1%	2,058	1.0%	8,551	1.0%	7,984	1.0%

Total revenues	192,435	101.1%	213,006	101.0%	829,664	101.0%	849,981	101.0%

GROSS MARGIN (Memo)	62,915	33.1%	69,393	32.9%	298,578	36.4%	288,939	34.3%

COSTS AND EXPENSES, NET
Cost of goods sold	127,433	66.9%	141,555	67.1%	522,535	63.6%	553,058	65.7%
Selling, general and administrative	65,990	34.7%	76,256	36.2%	262,606	32.0%	266,418	31.6%
Depreciation	3,993	2.1%	4,654	2.2%	16,463	2.0%	19,643	2.3%
Interest and other income	(1,432)	-0.8%	(1,639)	-0.8%	(4,991)	-0.6%	(5,111)	-0.6%

Cost and expenses, net	195,984	103.0%	220,826	104.7%	796,613	97.0%	834,008	99.1%

Income Before Income Taxes	(3,549)	-1.9%	(7,820)	-3.7%	33,051	4.0%	15,973	1.9%

Income Tax Expense	(317)	-0.2%	7,685	3.6%	2,590	0.3%	7,433	0.9%

Net Income	$(3,232)	-1.7%	$(15,505)	-7.4%	$30,461	3.7%	$8,540	1.0%

Basic Earnings Per Share	$(0.13)		$(0.62)		$1.23		$0.34

Diluted Earnings Per Share	$(0.13)		$(0.62)		$1.23		$0.34

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	February 2,	February 3,
	2019	2018
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$24,603	$78,047
Short-term investments	182,711	118,836
Restricted cash	3,802	3,722
Accounts receivable - net	29,237	28,018
Merchandise inventories	119,585	121,535
Other current assets	11,750	22,322

Total Current Assets	371,688	372,480

Property and equipment – net	94,304	109,368

Noncurrent Deferred Income Taxes	11,209	12,570

Other assets	21,805	21,658

TOTAL	$499,006	$516,076

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$142,186	$139,081

Noncurrent Liabilities	39,984	50,642

Stockholders' Equity	316,836	326,353

TOTAL	$499,006	$516,076

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510